UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 10, 2005, a subsidiary of Lodgian, Inc. (the "Subsidiary Company") entered into a loan agreement (the "Loan Agreement") with IXIS Real Estate Capital Inc. ("IXIS"). Pursuant to the Loan Agreement, IXIS loaned the Subsidiary Company $19 million, which is secured by all of the Subsidiary Company’s assets. The Subsidiary Company owns a Holiday Inn hotel located in Hilton Head, South Carolina (the "Hilton Head Hotel"). The Loan Agreement has a two year initial term with three one year extension options which are exercisable provided the loan is not in default. The loan bears a floating rate of interest which is 290 basis points above the thirty day LIBO Rate. Contemporaneously with the closing of the Loan Agreement, we purchased an interest rate cap agreement that effectively caps our interest rate for the first two years of the Loan Agreement at 8.4%.

Prior to entering into the Loan Agreement with IXIS, the Hilton Head Hotel served as part of the collateral, along with eight other hotels, under a loan agreement with Column Financial, Inc. dated January 31, 1995 (the "Column Financial Loan Agreement"). The Column Financial Loan Agreement bears a fixed rate of interest of 10.59%. $10.25 million of the IXIS loan proceeds was used to pay down existing indebtedness under the Column Financial Loan Agreement. Prior to the debt paydown, we were not in compliance with the debt service coverage ratio of the Column Financial Loan Agreement. After the debt paydown, the debt service coverage ratio is above the required threshold. As of November 10, 2005, the principal balance of the Column Financial Loan Agreement is $12.75 million and is now secured by eight of our hotels.

The IXIS Loan Agreement is non-recourse to Lodgian, Inc., except in certain limited circumstances as set forth in the Loan Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

November 16, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary